EXHIBIT 12

                 FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES
                              COMPUTATION OF RATIOS
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
                                                                        Years Ended December 31,
                                                      1994          1993          1992          1991          1990
                                                                        (Thousands of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ..................................    $  568,073    $  467,960    $  514,800    $  417,517    $  424,804
  Income taxes ................................       319,410       239,890       264,588       183,364       182,587
  Fixed charges, as below .....................       310,312       348,028       338,219       326,686       312,812

    Total earnings, as defined ................    $1,197,795    $1,055,878    $1,117,607    $  927,567    $  920,203

Fixed charges, as defined:
  Interest expense ............................    $  292,347    $  327,085    $  315,799    $  311,152    $  302,869
  Rental interest factor ......................         6,919         9,501         9,567         6,353         5,192
  Fixed charges included in nuclear fuel cost .        11,046        11,442        12,853         9,181         4,751

    Total fixed charges, as defined ...........    $  310,312    $  348,028    $  338,219    $  326,686    $  312,812

Ratio of earnings to fixed charges ............          3.86          3.03          3.30          2.84          2.94


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Earnings, as defined:
  Net income ..................................    $  568,073    $  467,960    $  514,800    $  417,517    $  424,804
  Income taxes ................................       319,410       239,890       264,588       183,364       182,587
  Fixed charges, as below .....................       310,312       348,028       338,219       326,686       312,812

    Total earnings, as defined ................    $1,197,795    $1,055,878    $1,117,607    $  927,567    $  920,203

Fixed charges, as defined:
  Interest expense ............................    $  292,347    $  327,085    $  315,799    $  311,152    $  302,869
  Rental interest factor ......................         6,919         9,501         9,567         6,353         5,192
  Fixed charges included in nuclear fuel cost .        11,046        11,442        12,853         9,181         4,751

    Total fixed charges, as defined ...........       310,312       348,028       338,219       326,686       312,812

Non-tax deductible preferred stock
  dividend requirements .......................        39,558        42,663        43,901        41,256        43,600
Ratio of income before income taxes
  to net income ...............................          1.56          1.51          1.51          1.44          1.43

Preferred stock dividend requirements
  before income taxes .........................        61,710        64,421        66,291        59,409        62,348

Combined fixed charges and preferred
  stock dividend requirements .................    $  372,022    $  412,449    $  404,510    $  386,095    $  375,160

Ratio of earnings to combined fixed charges
  and preferred stock dividend requirements ...          3.22          2.56          2.76          2.40          2.45
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